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Exhibit 5.6

[Original on Young, Goldman & Van Beek, P.C. Letterhead]

August 3, 2005

Beazer Homes USA, Inc.
1000 Abernathy Road
Suite 1200
Atlanta, Georgia 30328

  Re:
  Beazer Homes USA, Inc.
  Registration Statement on Form S-4

Ladies and Gentlemen:

        We have acted as counsel to Homebuilders Title Services of Virginia, Inc., a Virginia corporation (the "Guarantor"), a subsidiary of Beazer Homes USA, Inc. ("Beazer"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by Beazer and the subsidiaries of Beazer listed in the Registration Statement, including the Guarantor, with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to the issuance by the Company of up to $350,000,000 aggregate principal amount of its 6.875% Senior Notes due 2015 (the "New Notes") and the issuance by the Guarantor and certain other subsidiaries listed in the Registration Statement of guarantees (collectively the "New Guarantees"; individually the guaranty issued by Guarantor is referred to herein as the "Guarantee") with respect to the New Notes. The New Notes will be offered by Beazer in exchange for $350,000,000 aggregate principal amount of its outstanding 6.875% Senior Notes due 2013 which have not been registered under the Securities Act. All capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Registration Statement.

        The New Notes and the New Guarantees will be issued under an indenture, dated April 17, 2002 (the "Original Indenture"), and a Fifth Supplemental Indenture, dated as of June 8, 2005 (the "Fifth Supplemental Indenture"; the Fifth Supplemental Indenture and the Original Indenture as supplemented to date is referred to herein as the "Indenture") among Beazer, the Guarantor, certain other subsidiary guarantors listed in the Registration Statement and U.S. Bank National Association, as trustee (the "Trustee").

        In rendering our opinions expressed below, we have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below.

        In connection with this opinion, we have examined copies or originals of such documents, resolutions, certificates and instruments of the Guarantor as we have deemed necessary to form a basis for the opinions hereinafter expressed. In addition, we have reviewed certificates of public officials, statutes, records and other instruments and documents as we have deemed necessary to form a basis for the opinion hereinafter expressed. In our examination of the foregoing, we have assumed, without independent investigation, (i) the genuineness of all signatures, (ii) the legal capacity of natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and (v) the authenticity of the originals of such latter documents. With regard to certain factual matters, we have relied, without independent investigation or verification, upon statements and representations of representatives of the Guarantor.

        Based on the foregoing, we are of the opinion that:

        1.     The Guarantor is validly existing as a corporation, and in good standing under the laws of the jurisdiction of its incorporation or formation and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its properties, and to execute, deliver and perform all of its obligations under the Guarantee.

        2.     The Guarantor has duly authorized, executed and delivered the Indenture.

        3.     The execution and delivery by the Guarantor of the Indenture and the Guarantee and the performance of its obligations thereunder have been duly authorized by all necessary corporate or other action and do not and will not (i) require any consent or approval of its stockholders, or (ii) violate any provision of any law, rule or regulation of the state of incorporation or, to our knowledge, any order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to each Guarantor which violation would impair its ability to perform its obligations under the Guarantee or (iii) or violate any of its charter or by-laws.

        The opinions set forth above are subject to the following qualifications and exceptions:

        Counsel is a member of the Bar of the state of Virginia. In rendering the foregoing opinions we express no opinion as to the effect (if any) of laws of any jurisdiction except those of the state of Virginia. Our opinions are rendered only with respect to such laws, and the rules, regulations and orders thereunder, that are currently in effect, and we disclaim any obligation to advise you of any change in law or fact that occurs after the date hereof.

        We express no opinion as to the enforceability of the Indenture or the Guarantee. We express no opinion on whether the issuance of the New Notes and/or the Guarantee require registration under the Virginia Securities Act, Va. Code Ann. § § 13.1-501 et seq., nor whether such issuance is exempt from registration under that Act. We express no opinion on whether the Registration Statement complies with the requirements of the Securities Act, nor any other applicable Federal law governing the issuance of securities.

        We hereby consent to the references in the Registration Statement, to our Firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ YOUNG, GOLDMAN & VAN BEEK, P.C. YOUNG, GOLDMAN & VAN BEEK, P.C.

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  Exhibit 5.6